FIBERCORE INC.

                                VOTING AGREEMENT


         THIS VOTING AGREEMENT (the "Agreement") is made and entered into this 27th day of November, 1996, by and among FIBERCORE, INC., a Nevada corporation (the "Company"), AMP INCORPORATED, a Pennsylvania corporation ("AMP"), and Mohd Aslami, Charles DeLuca and Dr. M. Mahmud Awan (the "Key Shareholders").

                                     RECITAL

         WHEREAS, AMP and each of the Key Shareholders hold shares of the capital stock of the Company; and

         WHEREAS, AMP and the Key Shareholders desire to provide for the future voting of their shares of the Company's capital stock as set forth below;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                     VOTING

                  1.1 AMP and the Key Shareholders each agree to hold all shares of voting capital stock of the Company (including but not limited to all shares of Common Stock issued upon exercise of Warrants) registered in their respective names or beneficially owned by them as of the date hereof, and any and all other securities of the Company legally or beneficially, directly or indirectly, acquired by AMP and each of the Key Shareholders after the date hereof (hereinafter collectively referred to as the "Shares") subject to, and to vote the Shares in accordance with, the provisions of this Agreement.

                  1.2 The Company, AMP and the Key Shareholders shall consult each other and shall vote their respective shares of the Company's voting stock to elect the Board of Directors of the Company (the "Board") which shall consist of: (i) one (1) nominee of AMP, (ii) three (3) nominees of the Key Shareholders, initially to be Mohd Aslami, Charles DeLuca, and Hans Moeller, and (iii) three
(3) nominees mutually acceptable to AMP and the Key Shareholders, one of whom shall be Dr. M. Mahmud Awan. If AMP opts not to nominate a director, the seventh nominee shall be mutually acceptable to AMP and the Key Shareholders and shall qualify as an "Outside Director" as defined below.

                  1.3 Directors who are not employees of or consultants to the Company, except for Dr. M. Mahmud Awan, shall be defined as "Outside Directors." The nominee of AMP shall



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be deemed to be an Outside  Director.  At all times,  the  majority of the Board shall consist of Outside Directors. If the number of directors on the Board shall be increased or decreased from seven (7) directors, each of the Company, AMP and the Key Shareholders agree to increase or decrease the number of Outside Directors so that the majority of the Board continues to consist of Outside Directors, provided however, that any change in the number of directors shall not interfere with AMP's right to nominate a director.

                  1.4 Should an Outside Director resign, die, decide not to stand for election or be removed, each of the Company, AMP and the Key
Shareholders agree to vote their shares for the election of a new Outside Director.

                  1.5 Except as provided by this Agreement, AMP and each Key Shareholder shall exercise the full rights of a shareholder with respect to the Shares.

                                   ARTICLE II

                                    COVENANTS

                  2.1 At its option, AMP may elect not to nominate a representative to the Board pursuant to Section 1.2. If AMP elects not to appoint a nominee to the Board, the Company agrees to grant AMP the right to have an observer at all meetings of the Board and such observer shall be entitled to receive all notices of meetings and all information provided to the Board including notices of actions by written consent.

                  2.2 Except for the AMP nominee, if any, or in the alternative Dr. M. Mahmud Awan, each of the Outside Directors shall have been elected to the Board for a three year term within three months of the date hereof. The AMP nominee, if any, or in the alternative Dr. M. Mahmud Awan, shall be elected to an initial one year term and shall be elected to a three (3) year term thereafter.

                  2.3 The number of seats on the Board shall not be increased above seven (7) without the written consent of AMP.

                  2.4 The Company shall maintain a classified and staggered Board, with each director serving for a term of three years, except for the first election after the date hereof. At such election Hans Moeller and the nominee of AMP, if any, or if AMP chooses not to nominate a director, then Dr.
M. Mahmud Awan, shall be elected to an initial one year term ("Class I"); Mohd Aslami and Charles DeLuca shall be elected to an initial two year term ("Class II") and the three mutually acceptable Outside Directors shall be elected to an initial three year term ("Class III"). Following their initial terms, directors shall thereafter be elected to three year terms.




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                                   ARTICLE III

                                   TERMINATION

                  3.1 This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which it shall terminate in its entirety:

                           (a) the date of the closing of an underwritten public
offering of the Company's Common Stock pursuant to a registration statement filed with, and declared effective under the Securities Act of 1933, as amended, covering the offer and sale of the Common Stock and raising net proceeds to the Company of at least $5,000,000; or

                           (b) the date as of which AMP and the Key Shareholders
hereto terminate this Agreement by mutual written consent; or

                           (c) the date on which all  Obligations of the Company
under that certain Term Loan Agreement, dated as of November 27, 1996, by and between AMP and the Company, have been paid in full.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  4.1 Each Key Shareholder represents and warrants to AMP that it (a) owns the Shares free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) it has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of such Key Shareholder, enforceable in accordance with its terms.

                                    ARTICLE V

                                  MISCELLANEOUS

                  5.1 The parties hereto hereby declare that it is impossible to measure in money the damages that will accrue to a party hereto or to their heirs, personal representatives or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.




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                  5.2 This  Agreement,  and the  rights of the  parties  hereto, shall be governed by and construed in accordance with the laws of the State of New York as such laws apply to agreements among New York residents made and to be performed entirely within the State of New York.

                  5.3 This Agreement may be amended only by an instrument in writing signed by the Company, AMP and a majority in interest of the Key Shareholders.

                  5.4 If any provision of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                  5.5 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

                  5.6 In the event that subsequent to the date of this Agreement any shares or other securities (other than any shares or securities of another corporation issued to the Company's shareholders pursuant to a plan of merger) are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares, as the case may be, for purposes of this Agreement.

                  5.7  This   Agreement   may  be   executed   in  one  or  more
counterparts, each of which will be deemed an original but all of which together shall constitute one and the same agreement.

                  5.8 No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

                  5.9 In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party shall be entitled to all reasonable out-of-pocket costs and expenses of maintaining such suit or action, including reasonable attorneys' fees.

                  5.10 In the event that, at any time after the date of this Agreement, any further action is necessary or desirable in order to carry out the purposes of this Agreement, the parties hereto agree to take all such lawful and necessary action.

                  5.11 The Company and AMP each agree to use their best efforts to ensure that the rights given to the parties hereunder are effective and that the parties enjoy the benefits thereof. Such actions include, without limitation, the use of the Company's and AMP's best efforts to cause the nomination and election of the Directors as provided in Article I. The Company and AMP will not, by any voluntary action, avoid or seek to avoid the observance or



                                       4.

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performance of any of the terms to be performed hereunder by the Company or AMP, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement.

                  5.12 Should the provisions of this Voting Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and, to the extent permitted by law, are irrevocable for the term of this Voting Agreement.

                  5.13 The voting of shares pursuant to this Voting Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.





                                       5.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


COMPANY:

FIBERCORE, INC.,                                     AMP INCORPORATED,
a Nevada corporation                                 a Pennsylvania corporation



By: /s/ Mohd Aslami                               By: /s/ James E. Marley
   --------------------------                       ----------------------------
       Mohd Aslami                                      James E. Marley
       Chief Executive Officer                   Its:   Chairman of the Board
                                                     ---------------------------




KEY SHAREHOLDERS:




/s/ Mohd Aslami
----------------------------
MOHD ASLAMI


/s/ Charles DeLuca
----------------------------
CHARLES DELUCA


/s/ M. Mahmud Awan
----------------------------
DR. M. MAHMUD AWAN






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